SCHEDULE 14A INFORMATION

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PracticeWorks, Inc.

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Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PracticeWorks, Inc. to be held on Tuesday, June 17, 2003, at 11:00 a.m., local time, at our offices located at 1765 The Exchange, Atlanta, Georgia 30339. At this meeting, you will be asked to consider and approve the election of three members of the Board of Directors and the ratification of Ernst & Young LLP as our independent auditors for 2003.

Stockholders eligible to vote at this meeting may vote their shares by mailing in their proxies in the manner set forth on the enclosed proxy card. Please mark your votes on the enclosed proxy card, sign and date it and mail it using the enclosed envelope as soon as possible.

If your shares are held in a stock brokerage account or by a bank or other nominee, then your broker or nominee has enclosed a voting instruction card for you to use to indicate your voting preference. It may provide that you can deliver your instructions by telephone or over the internet. While you are welcome to attend the meeting, you are not the record holder, and you would not be permitted to vote unless you obtain a signed proxy from your nominee who is the holder of record.

We look forward to seeing you at our annual meeting.

Sincerely,

Richard E. Perlman

Chairman of the Board

May 9, 2003

PRACTICEWORKS, INC.

2003 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING

PracticeWorks, Inc. (the “Company” or “PracticeWorks”) will hold its Annual Meeting of Stockholders on Tuesday, June 17, 2003, at 11:00 a.m., local time, at its headquarters offices, 1765 The Exchange, Atlanta, Georgia 30339. At the meeting, we will ask the stockholders to consider the following items of business:

1.	Election of Class III directors for a term of three years.

2.	Ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2003.

3.	Such other matters as may properly come before the meeting, and any adjournment or postponement.

We more fully describe these items in our proxy statement attached to this notice. You are entitled to vote at the Annual Meeting (or any adjournment thereof) if you were a stockholder of record at the close of business on April 29, 2003. Your vote is important, but you can only vote by returning a signed proxy card to us or otherwise arranging to have your shares represented at the meeting.

By order of the Board of Directors,

Richard E. Perlman

Chairman

Atlanta, Georgia

May 9, 2003

IT IS IMPORTANT THAT YOU RETURN THE PROXY OR VOTING INSTRUCTION CARD PROMPTLY. IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR SHARES BY MAIL OR AS OTHERWISE PERMITTED ON THE ENCLOSED PROXY OR VOTING CARD SO THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE VOTE IS TAKEN AT THE MEETING.

PRACTICEWORKS, INC.

2003 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

PRACTICEWORKS, INC.

2003 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

PracticeWorks will first mail this Proxy Statement and the accompanying form of proxy card on or about May 9, 2003, to stockholders eligible to vote at the Company’s 2003 Annual Meeting of Stockholders. Stockholders of record as of the close of business on the record date of April 29, 2003, will be entitled to vote at the meeting. As of April 1, 2003, we had 17,628,068 shares of common stock outstanding and entitled to vote. A majority of the shares of outstanding common stock represented at the meeting is required to constitute a quorum for the conduct of business at the Annual Meeting. Each share of common stock of the Company entitles the holder to one vote. We had no other class of stock outstanding with rights to vote at this meeting. Abstentions and broker non-votes will be included in determining whether a quorum is present, but they will not affect the outcome of the vote for election of directors.

The Company is including with this Proxy Statement a copy of its 2002 Annual Report to Stockholders, which includes PracticeWorks’ Annual Report on Form 10-K, including financial statements and schedules, filed with the Securities and Exchange Commission, for the fiscal year ended December 31, 2002. Additional copies of the 2002 Annual Report to Stockholders are available upon request of stockholders of record or persons who can represent that they were beneficial owners of our common stock on the record date. Copies of any exhibit(s) to the Form 10-K will be furnished on request and upon the payment of the Company’s expenses in furnishing such exhibit(s). Any request for a copy of the 2002 Annual Report to Stockholders or exhibits to the Form 10-K should be in writing addressed to Sue Griffin, Vice President of Corporate Communications, PracticeWorks, Inc., 1765 The Exchange, Suite 200, Atlanta, Georgia 30339. We also make available our Annual Report to Stockholders on our website at www.practiceworks.com.

PROPOSAL ONE—ELECTION OF DIRECTORS

Nominees

The number of members of the Company’s Board of Directors is set by the Board from time to time, and it currently is fixed at seven members. The directors are divided into three classes, which, after their initial terms, will each have terms of three years. The current term of Class I directors expires at the annual meeting of stockholders in 2004, and the current term of Class II directors expires at the annual meeting of stockholders in 2005. The initial term of the directors in Class III expires at this year’s annual meeting of stockholders, and nominees for three directors in Class III are proposed for election.

The Board has nominated and unanimously recommends the election of the persons described below to be Class III directors of the Company. Class III directors elected this year will have a term that expires at the annual meeting of stockholders in 2006. Under the Company’s by-laws, directors are elected by a plurality of the votes cast. The nominees have indicated they will serve if elected, but if one or more of the nominees becomes unavailable to accept their nomination or election as a director, then the persons named as proxies on the enclosed proxy card will vote your shares for the election of a replacement nominee of the Board of Directors, if the Board should recommend one.

Proxies that are executed, but that do not contain any specific instructions, will be voted for the election of the nominees for director specified herein, and, in the discretion of the persons appointed as proxies, on any other matter that may properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

Class III Directors

Richard E. Perlman

Richard E. Perlman, age 56, has been Chairman of the Board since our formation in August 2000. Mr. Perlman served as VitalWorks’ chairman and treasurer from December 1997 and as a director of VitalWorks from March 1997 to March 2001, when he resigned from all positions with VitalWorks upon completion of the spin-off. From December 1997 until October 1998, Mr. Perlman also served as VitalWorks’ chief financial officer. Mr. Perlman is the founder of Compass Partners, L.L.C., a merchant banking and financial advisory firm specializing in corporate restructuring and middle market companies, and has served as its president since its inception in May 1995. From 1991 to 1995, Mr. Perlman was executive vice president of Matthew Stuart & Co., Inc., an investment banking firm. Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a Masters in Business Administration from the Columbia University Graduate School of Business.

William A. Shutzer

William A. Shutzer, age 56, has been a director of PracticeWorks since March 2001. Since October 2000, he has been a Managing Director of Lehman Brothers, Inc. From September 1999 until September 2000, Mr. Shutzer was a Partner in Thomas Weisel Partners, LLC, an investment banking firm. From March 1994 until October 1996 he was Executive Vice President of Furman Selz, Inc. and thereafter until the end of December 1997, he was its President. From January 1998 until September 1999, he was chairman of ING Barings LLC’s Investment Banking Group. From September 1978 until February 1994, Mr. Shutzer was a Managing Director of Lehman Brothers and its predecessors. Mr. Shutzer is currently a director of Tiffany & Co., Blount International, Inc., and Jupitermedia Corp. Mr. Shutzer received a B.A. from Harvard University and an MBA from the Harvard Graduate School of Business.

J. Thomas Presby

J. Thomas Presby, age 63, became a director of PracticeWorks in September 2002. In June 2002 he retired as a partner with Deloitte Touche Tohmatsu, the international accounting and consulting firm. Over a period of thirty years, Mr. Presby held many positions with Deloitte in the United States and abroad, including the posts of Deputy Chairman and Chief Operating Officer. Mr. Presby served as the Chief Executive Officer of Deloitte & Touche Central Europe between 1990 and 1995. During the 1980s, Mr. Presby launched and served as the Managing Partner of the Financial Services Center, an industry-focused practice unit of the firm. He currently is a director of Greenpoint Financial Corp., World Fuel Services Corporation and the German Marshall Fund of the USA. Mr. Presby received a B.S. in Electrical Engineering from Rutgers University, and a M.S. in Industrial Administration from Carnegie Mellon University Graduate School of Business. He is a Certified Public Accountant in New York and Ohio.

DIRECTORS CONTINUING IN OFFICE

Below is information about the directors in Class I and Class II who are continuing in office and are not subject to election at this annual meeting. Class I directors will be elected at the Company’s annual meeting in 2004, and Class II directors will be elected at the Company’s annual meeting in 2005.

Class I Directors (not subject to election at this meeting)

James C. Davis, D.M.D.

James C. Davis, D.M.D., age 55, has served as our Executive Vice President since our formation in August 2000 and as a director since March 2001. Dr. Davis served as Chairman of VitalWorks’ orthodontic group from February 1999 to March 2001, when he resigned from all positions with VitalWorks upon completion of the spin-off. He was a practicing orthodontist from 1974 to 2000 and, in 1982, was a co-founder of OMSystems, Inc., which was the largest orthodontic practice management software company in North America when VitalWorks acquired it in February 1999. Dr. Davis received a D.M.D. from the University of Alabama School of Dentistry and a Certificate of Orthodontics from the UCLA School of Dentistry. Dr. Davis previously served as president of the Georgia Association of Orthodontists.

William R. Jellison

William R. Jellison, age 45, has been a director of PracticeWorks since March 2001. He is currently a Senior Vice President of DENTSPLY International responsible for the DENTSPLY Professional Division, the company’s Asian operations, and its worldwide endodontic franchise. He joined DENTSPLY in April of 1998 and was its Chief Financial Officer until December 2002. Prior to joining DENTSPLY, Mr. Jellison had an eighteen-year career with the Donnelly Corporation where he served in a number of positions with increasing responsibilities, including Vice President of Finance, Treasurer and Corporate Controller. A Certified Management Accountant, Mr. Jellison earned his B.A. in business administration from Hope College in Michigan.

Class II Directors (not subject to election at this meeting)

James K. Price

James K. Price, age 45, has been our President and Chief Executive Officer and a director since our formation in August 2000. Mr. Price was a founder of VitalWorks and served as its executive vice president and secretary from its inception in November 1996 to March 2001, when he resigned from all positions with VitalWorks upon completion of the spin-off. Mr. Price served as an executive officer of American Medcare from 1993 and co-founded and served as an executive officer of International Computer Solutions from 1985, in each instance until American Medcare and International Computer Solutions merged into VitalWorks in July 1997. Mr. Price holds a B.A. in Marketing from the University of Georgia.

Raymond H. Welsh

Raymond H. Welsh, age 71, has been a director of PracticeWorks since March 2001. Prior to the spin-off, he served on the Board of Directors of VitalWorks. Since January 1995, Mr. Welsh has been a Senior Vice President of UBS/PaineWebber, Incorporated. Mr. Welsh is a Trustee of the University of Pennsylvania, The University of Pennsylvania Health System, and Chairman of the Medical Center and HealthSystem’s Creating the Future of Medicine Campaign. Mr. Welsh received a B.S. in Economics from the Wharton School of the University of Pennsylvania.

GENERAL INFORMATION

Board of Directors

The Board of Directors of PracticeWorks is responsible for the overall management of the business and affairs of the Company. By resolution of the Board, the size of the Board has been set at seven members. During 2002, the Board held ten meetings. The Board of Directors is assisted in its duties by committees to which the Board has delegated certain authority. The Board has an Audit Committee and a Compensation Committee. It does not have a nominating committee or committee performing similar functions. Nominations are made by the Board. During 2002, all directors attended in the aggregate more than 75 percent of the Board meetings and meetings of committees of which they were a member.

The members of the Audit Committee are the Company’s independent directors J. Thomas Presby, William A. Shutzer, William R. Jellison and Raymond H. Welsh. The Audit Committee met five times during 2002. The Audit Committee reviews, acts on and reports to the Board of Directors on various auditing and accounting matters, including the election of our independent auditors, the scope of our annual audits, fees to be paid to the independent auditors, the performance of our independent auditors, the content and conclusions of the audited financial statements and our accounting practices and controls.

Two members of the Board comprise the Compensation Committee: William A. Shutzer and Raymond H. Welsh. The two members of the Compensation Committee met two times in 2002. They exercised their authority more often by written consent actions, which occurred five times. The Compensation Committee provides overall guidance with respect to establishment, maintenance and administration of the Company’s compensation programs and employment benefit plans. The Committee also establishes salaries, incentives and other forms of compensation for executive officers and administers the Company’s incentive compensation plans.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships currently exist, or have existed between our compensation committee and the board of directors or compensation committee of any other company.

Director Compensation

PracticeWorks’ directors do not currently receive cash compensation for their services as directors, but are reimbursed for their reasonable and necessary expenses for attending Board and Board committee meetings. Members of the Board, who are not PracticeWorks employees, or employees of any subsidiary or affiliate of PracticeWorks, are eligible to participate in PracticeWorks’ stock option plan for outside directors. Each year, directors who are not employees receive options to purchase up to 10,000 shares of common stock with an exercise price set at fair market value at the time of grant. Each year, the chairman of each of the Audit and Compensation Committees receives additional options to purchase up to 7,500 shares of common stock with an exercise price set at fair market value at the time of grant. One half of such directors’ and committee chairman’s options vests after one year and the remainder after two years of service.

Executive Officers

The executive officers of PracticeWorks are as follows:

Name	Position
Richard E. Perlman	Chairman of the Board
James K. Price	President and Chief Executive Officer
James C. Davis	Executive Vice President
James A. Cochran	Senior Vice President and Chief Financial Officer
Wesley J. Campbell	Vice President, Operations
C. Lamar Roberts	Vice President, Sales
Dominique Vincent	Chief Executive Officer, Trophy Radiologie SA

James A. Cochran, age 55, has served as our Senior Vice President, Assistant Secretary and Chief Financial Officer since our formation in August 2000. He was VitalWorks’ chief financial officer from August 1999 to March 2001, when he resigned from all positions with VitalWorks upon completion of the spin-off. From 1992 until joining VitalWorks, Mr. Cochran was a member of the accounting firm of BDO Seidman, LLP, serving as a partner since 1995. Mr. Cochran is a Certified Public Accountant. Mr. Cochran received a B.B.A. in Accounting and an M.B.A. in Corporate Finance from Georgia State University.

Wesley J. Campbell, age 37, is our Vice President of Operations (formerly Vice President of Client Services) and has served as such since August 2000, when PracticeWorks was formed. Mr. Campbell joined VitalWorks in October 1997 as Vice President of Systems Engineering. He previously served as General Manager for CCI, a Miami-based practice management company acquired by VitalWorks in 1997.

C. Lamar Roberts, age 44, serves as our Vice President of Sales and has since our formation in August 2000. He joined VitalWorks in August 1998 and served as the President of VitalWorks’ Physicians Office Division until August 2000. Prior to joining VitalWorks, Mr. Roberts was Sales Director at United States Surgical, a division of Tyco International. Mr. Roberts received a B.S. from Presbyterian College.

Dominique Vincent, age 42, is the Chief Executive Officer of our French subsidiary, Trophy Radiologie SA, which we acquired in December 2002. Mr. Vincent joined Trophy in 1991 and has served as Chief Executive Officer of Trophy since June 1999. Prior to becoming Chief Executive Officer, Mr. Vincent was Executive Vice President of Trophy. Mr. Vincent has an M.B.A. from the Business School of Paris, an M.S. in Personnel Management from the Institut de Gestion Sociale and a B.S. in Biochemistry.

For more information with respect to Messrs. Perlman, Price and Davis, please see the sections entitled “Nominees” and “DIRECTORS CONTINUING IN OFFICE” above. Executive officers serve at the pleasure of the Board of Directors.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and written representations from the executive officers and directors of PracticeWorks, we believe that all filings were made on a timely basis.

Certain Relationships and Related Transactions.

On June 13, 2002, we cancelled all outstanding shares of our Series A preferred stock then held by Ceramco, Inc. (“Ceramco”), a wholly-owned subsidiary of DENTSPLY International, Inc. (“DENTSPLY”). Mr. Jellison, one of our directors, is an executive officer of DENTSPLY. In exchange for the cancellation of the Series A shares, Ceramco received $15.0 million in cash, 967,742 shares of PracticeWorks common stock and a warrant to purchase 450,000 additional shares of common stock at an exercise price of $15.50 per share. The warrant is exercisable at any time and expires on June 13, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 1, 2003, as to shares of our common stock held by persons known to us to be the beneficial owners of more than five percent of our common stock:

Name and Address of Beneficial Owner of Class	Amount of Beneficial Ownership		Percent
Barry M. Kitt The Pinnacle Fund, L.P. Suite 240 4965 Preston Park Blvd. Plano, TX 75093	908,986	(1)	5.1%

Ceramco, Inc. 570 W. College Ave. York, PA 17404	1,417,742	(2)	7.8

Jack Silver 660 Madison Avenue New York, NY 10021	884,400	(3)	5.0

(1)	Based upon an amendment to Schedule 13G, dated January 31, 2003, filed with the SEC by Mr. Kitt. Mr. Kitt disclaims beneficial ownership of certain shares reported, including 894,875 shares beneficially owned by The Pinnacle Fund, L.P., of which Mr. Kitt is a general partner. The Pinnacle Fund filed an amendment to Schedule 13G, dated January 31, 2003, with the SEC as the beneficial owner of 894,875 shares, which is reported as 5.1% of the outstanding common stock, with sole voting and dispositive power over the shares.
(2)	Includes 450,000 shares that may be acquired at any time until June 12, 2009, pursuant to the exercise of warrants.
(3)	Based upon a Schedule 13G, dated March 25, 2003, filed with the SEC by Mr. Silver. Of the shares reported as beneficially owned, 684,400 are reported as held by various trusts of which Mr. Silver is the trustee and 200,000 are reported as held by a limited liability company of which Mr. Silver is the principal investor and manager. Mr. Silver claims sole voting and dispositive power over all of the shares.

The following table sets forth information, as of April 1, 2003, as to shares of our common stock held by (1) our named executive officers and directors and (2) our named executive officers and directors as a group. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, PracticeWorks believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The number of shares shown as beneficially owned by each beneficial owner in the table below includes shares that can be acquired by that beneficial owner through stock option exercises on or prior to May 31, 2003. In calculating the percentage owned by each beneficial owner, PracticeWorks assumed that all shares issuable upon exercise of options on or prior to May 31, 2003 are exercised by that person. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other beneficial owners.

Name of Beneficial Owner	Total Common Stock		Exercisable Options	Number of Shares Beneficially Owned	Percent of Class(1)
Richard E. Perlman	348,735	(2)	325,180	673,915	3.8%
James K. Price	456,606	(3)	325,275	781,881	4.4
James C. Davis	266,139	(4)	184,542	450,681	2.5
James A. Cochran	4,719		82,746	87,465	*
C. Lamar Roberts	2,865		180,498	183,363	1.0
William R. Jellison	15,000		15,000	30,000	*
Raymond H. Welsh	58,250		34,010	92,260	*
William A. Shutzer	169,500		15,000	184,500	1.0
J. Thomas Presby	0		0	0	*
All executive officers and directors as a group (11 persons)	1,178,836		1,260,121	2,583,698	13.7%

*	Less than 1%
(1)	Based on an aggregate of 17,628,068 shares of PracticeWorks common stock issued and outstanding as of April 1, 2003.
(2)	125,811 of these shares are owned by two limited liability companies, one of which is a general partner of the other, and Mr. Perlman is a principal and owns a majority interest in the general partner. 23,801 of these shares are owned by a limited partnership of which Mr. Perlman is a general partner.
(3)	1,612 of these shares are owned by Mr. Price’s brother. Mr. Price maintains voting control over these shares.
(4)	4,950 of these shares are held in trust for the benefit of relatives of Dr. Davis. Dr. Davis has control over these shares.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

In 2002, the Compensation Committee consisted of Messrs. Shutzer and Welsh. It is the Compensation Committee’s responsibility to:

•	establish the compensation policies applicable to the executive officers and determine the annual compensation of each executive officer;

•	exercise all rights, authority and functions of the Board of Directors under the various stock incentive plans; and

•	perform such other duties as the Board of Directors from time to time may direct.

In performing these duties, we consider recommendations from management along with other factors. The Compensation Committee also consulted for certain matters with an executive compensation consultant who was made available to them.

THE COMPENSATION COMMITTEE’S PHILOSOPHY

Our philosophy on establishing executive compensation is to:

•	foster a high-performance culture that motivates and retains high-performing executives; and

•	create a comprehensive incentive compensation plan which includes a combination of stock-based and cash compensation.

In implementing this philosophy, we establish executive compensation policies based on current corporate performance, the potential for future performance gains, whether stockholder value has been or will be enhanced, and competitive market conditions for executives in similar positions at local, regional and national companies having similar revenues and number of employees. We evaluate these factors for each officer on an annual basis, including consideration of the contribution made by each officer over the prior fiscal year. PracticeWorks’ compensation package for its officers can include a combination of salary, bonus, stock option grants and restricted stock awards. We believe that stock-based compensation in the form of stock option grants are beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value and present the best opportunity for us to establish executive compensation that will foster the overall development of PracticeWorks. Accordingly, we bias our compensation for executive officers in favor of stock options rather than cash compensation. We believe our executive compensation provides an overall level of compensation opportunity that is competitive with companies in our industry of comparable size and complexity.

During 2002, PracticeWorks’ compensation consultant presented a report regarding PracticeWorks’ executive officer compensation package to the Board of Directors and the Compensation Committee and consulted with the Board of Directors and the Committee regarding appropriate compensation for executive officers. The Committee considered the report and recommendation of this consultant in setting base salaries and targets upon which incentive compensation would be based for our top executives in 2002.

Base Salary.    Base salaries for PracticeWorks’ executive officers are established under employment contracts. We review and approve these salaries annually. In determining base salaries, we take into consideration competitive market practices and each individual’s role and responsibilities in the organization. Because our overall compensation philosophy is to link executive compensation with increases in stockholder value by providing a substantial portion of overall compensation in the form of stock options, our objective in setting base salaries is generally to provide cash compensation at a level that is below the median for comparable companies.

Bonus.    From time to time, we award our executive officers discretionary bonuses. These bonuses reflect the individual’s specific responsibilities, experience and overall performance as well as the performance of PracticeWorks during the year. Consistent with our overall compensation philosophy, the amount of bonuses awarded is set such that total cash compensation to our executives, including bonuses, is at or below the median for comparable companies.

Stock Option Grants and Restricted Stock Awards.    The grant of stock options and restricted stock is designed to align the interests of executive officers with those of stockholders in PracticeWorks’ long-term performance. Options granted to our executive officers have an exercise price equal to at least 100% of the fair market value of PracticeWorks’ common stock on the date of grant and expire not later than ten years from the date of grant. Restricted stock awards have a vesting period of ten years from the date of grant. During 2002, it was the practice of the Committee to grant stock options that generally vest over a three to four-year period from the date of the grant. Option awards for our executive officers are based on our assessment of the contributions to PracticeWorks of each officer and recommendations of the Chief Executive Officer for officers other than the Chief Executive Officer. We believe the stock option awards, combined with previous stock option and restricted stock awards and cash compensation to the executive officers, provide overall compensation that is competitive with comparable companies in our industry.

Chief Executive Officer Compensation.    We followed the same policies described above in setting the compensation package for the individual that served as our Chief Executive Officer in 2002. Mr. Price has served as our Chief Executive Officer under an employment contract dated March 5, 2001. Mr. Price’s compensation for 2002 consisted of an annual base salary of $350,000. Mr. Price was also awarded options to acquire 230,000 shares of common stock. Mr. Price did not receive a cash bonus for 2002. We believe this combination of base salary and option awards provided compensation that was consistent with our overall executive compensation philosophy.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers through option issuances under the Company’s stock incentive plans in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company’s stock incentive plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

By the Compensation Committee:
Raymond H. Welsh William A. Shutzer

Summary Compensation Table

The following table summarizes compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and each of its other four most highly compensated executive officers for services rendered to the Company and its subsidiaries (collectively, the “named executive officers”) during its most recent fiscal year. Also included in the table is comparable compensation information for those individuals for fiscal years 2001 and 2000. During 2000 and a portion of 2001, the Company operated as a division of VitalWorks (then InfoCure).  In the case of Messrs. Perlman, Price and Cochran for periods prior to the spin-off, the services rendered were also for the benefit of VitalWorks. The principal positions shown in the table are as of and after the date of the spin-off.

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Position					Other Annual Compensation(1)		Restricted Stock Awards(2)		Securities Underlying Options/SARs	All Other Compensation(3)
	Year	Salary	Bonus
Richard E. Perlman Chairman of the Board	2002 2001 2000	$350,000 350,000 215,833	$	— — —	$	— — —	$	— 313,836 —	230,000 — 570,407	$5,500 10,200 8,970

James K. Price Chief Executive Officer And President	2002 2001 2000	350,000 350,000 209,375		— — 4,000		— — —		— 313,986 —	230,000 — 570,455	5,500 10,200 10,000

James C. Davis Executive Vice President	2002 2001 2000	250,000 250,000 177,083		— — 20,030		— — —		— — —	100,000 — 332,805	5,500 10,200 6,214

James A. Cochran Senior Vice President, Chief Financial Officer And Assistant Secretary	2002 2001 2000	195,833 175,000 145,334		— — 25,000		— 18,000 18,000		— 213,876 —	140,000 — 118,872	5,500 10,200 —

C. Lamar Roberts(4) Vice President Sales	2002 2001 2000	200,833 180,000 67,500		16,875 28,500 —		21,962 — —		— — —	70,000 110,000 95,107	5,500 10,200 10,000

(1)	The amounts presented for 2002 include an automobile allowance in the amount of $12,000 and reimbursement for the employee portion of benefits in the amount of $9,962 for Mr. Roberts. The amounts presented for 2001 and 2000 include an automobile allowance in the amount of $12,000 and compensation for business expenses in the amount of $6,000 for Mr. Cochran. The compensation set forth in this column does not include compensation in the form of perquisites or other personal benefits for Messrs. Perlman, Price, Cochran and Dr. Davis in fiscal year 2002 and Messrs. Perlman, Price, Roberts and Dr. Davis in fiscal years 2001 and 2000 because such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for these individuals for such years.
(2)	Options for approximately 209,300 shares held by each of Messrs. Perlman and Price and options for approximately 143,000 shares held by Mr. Cochran were cancelled on October 4, 2001 in exchange for restricted stock grants structured as deferred compensation. Mr. Perlman was granted rights to 52,306 shares, Mr. Price 52,331 shares, and Mr. Cochran 35,646 shares.
(3)	The amounts presented for 2002 represent the Company’s contribution to the 401(k) savings plan and, for 2001 and 2000, VitalWorks’ contribution to its 401(k) savings plan for the benefit of these individuals.
(4)	Mr. Roberts joined PracticeWorks in August 2000.

Other Compensation Information

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning stock options granted by the Company to the named executive officers during fiscal 2002, The Company has granted no stock appreciation rights.

INDIVIDUAL GRANTS

	Number of Shares of Common Stock Underlying Options Granted		% of Total Options Granted to Employees in 2001	Exercise Price $/Share)(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name						5%	10%
Richard E. Perlman	120,000 110,000	(2) (3)	5.29 4.85%	$13.45 7.13	4/9/2012 12/16/2012	$1,015,036 493,242	$2,572,300 1,249,972

James K. Price	120,000 110,000	(2) (3)	5.29 4.85	13.45 7.13	4/9/2012 12/16/2012	1,015,036 493,242	2,572,300 1,249,972

James C. Davis	50,000 50,000	(2) (3)	2.20 2.20	13.45 7.13	4/9/2012 12/16/2012	422,932 224,201	1,071,792 568,169

James A. Cochran	70,000 70,000	(2) (3)	3.09 3.09	13.45 7.13	4/9/2012 12/16/2012	592,104 313,881	1,500,509 795,437

C. Lamar Roberts	70,000	(4)	3.09	7.13	12/16/2012	313,881	795,437

(1)	All options were granted with exercise prices equal to or in excess of the fair market value of the common stock on the date of grant as determined by the board of directors.
(2)	The options vest on a quarterly basis ratably over the period ending three years from the date of grant.
(3)	The options vest after three years from the date of grant or up to one-third each year if certain budgeted annual financial targets are met.
(4)	The options vest after four years from the date of grant or up to one-fourth each year if certain budgeted annual financial targets are met.

Aggregated Option Exercises in Last Fiscal Year and Year-end Option Value Table

Shown below is information with respect to the number of PracticeWorks shares acquired upon exercise of stock options and the aggregate gains realized on exercises during 2002 for the Named Executive Officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by these executive officers on December 31, 2002 and the aggregate gains that would have been realized had these options been exercised on December 31, 2002, even though these options were not exercised, and the unexercisable options could not have been exercised at that time.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In the Money Options at Fiscal Year-End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard E. Perlman	22,227	$237,384	305,180	495,278	$—	$84,700
James K. Price	22,961	245,223	305,275	495,375	—	84,701
James C. Davis	—	—	174,688	259,832	—	38,553
James A. Cochran	—	—	71,079	187,843	—	53,926
C. Lamar Roberts	25,000	237,500	163,623	137,674	123,500	91,926

(1)	Based on the December 31, 2002, $7.90 closing price for PracticeWorks common stock on the Nasdaq Stock Market.

Employment Agreements

In connection with the spin-off, PracticeWorks entered into three-year employment agreements with Richard E. Perlman, James K. Price, James C. Davis and James A. Cochran, and in May 2001 it entered into a two-year employment agreement with C. Lamar Roberts, each on substantially the terms described below. The individual employment agreements provide for an initial annual base salary of $350,000 for Messrs. Perlman and Price, $250,000 for Dr. Davis, $175,000 for Mr. Cochran, and $180,000 for Mr. Roberts. The agreements also provide for a severance payment for each executive equal to three times his then current annual base salary rate for Messrs. Perlman, Price, Davis and Cochran and one times his then current base salary rate for Mr. Roberts upon the termination of the executive’s employment by PracticeWorks without cause or by the executive for good reason or in the event of a change in control. The employment agreements entitle the executives to participate in our employee benefit programs and provide for other customary benefits. In addition, each employment agreement with Messrs. Perlman, Price, Davis and Cochran provides for periodic grants of options as recommended by the Compensation Committee.

Each employment agreement provides for 100% vesting of all outstanding stock options upon a change in control. The employment agreements also provide for an additional, tax gross up payment to be made by PracticeWorks to the executive in the event that, upon a change in the control, any payments made to the executive are subject to an excise tax under Section 4999 of the Internal Revenue Code. Finally, the employment agreements prohibit the executive from engaging in certain activities which compete with PracticeWorks, seek to recruit its employees or disclose any of its trade secrets or otherwise confidential information.

Equity Compensation Plans

The following table sets forth as of December 31, 2002, information about our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	5,788,208	$9.36	2,211,792
Equity compensation plans not approved by security holders	0	—	0

Total	5,788,208	$9.36	2,211,792

PERFORMANCE GRAPH

The graph below compares the cumulative total return on PracticeWorks’ common stock with The Nasdaq National Market index (U.S. companies) and Russell 2000 index for the period from March 5, 2001 to December 31, 2002. The comparison assumes that $100 was invested on March 5, 2001, the effective date of PracticeWorks’ spin-off, in PracticeWorks’ common stock and in each of the comparison indices, and assumes reinvestment of dividends, where applicable. The comparisons shown in the graph below are based upon historical data and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company’s common stock.

	3/5/2001	6/30/2001	12/31/2001	6/30/2002	12/31/2002
PRWK	$100.00	$94.86	$113.94	$220.96	$94.61
Russell 2000	$100.00	$107.75	$102.67	$97.24	$80.52
NASDAQ National Market	$100.00	$100.82	$91.02	$68.28	$62.32

PROPOSAL TWO—SELECTION OF  INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to be our independent auditors for the fiscal year ending December 31, 2003, and proposes that the stockholders ratify this selection at the annual meeting. Ratification of the selection of Ernst & Young LLP requires the approval of a plurality of the shares voting on the proposal. Abstentions and broker non-votes will not be counted. If the selection of Ernst & Young LLP is rejected by the stockholders, then the Audit Committee will re-evaluate its selection.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board unanimously recommends a vote FOR this proposal.

INFORMATION REGARDING CHANGE IN INDEPENDENT AUDITORS

On April 4, 2002 the Company notified its independent accountants, BDO Seidman, LLP (“BDO Seidman”), that it would not renew their engagement and that the Company was appointing Ernst & Young LLP (“Ernst & Young”) as its new independent accountants. The decision not to renew the engagement of BDO Seidman and to retain Ernst & Young was approved by the Company’s Audit Committee. Ernst & Young’s appointment was effective April 10, 2002. BDO Seidman’s report on the Company’s 2001 consolidated financial statements dated February 5, 2002 (except for Note 15, which is as of March 15, 2002), was issued in conjunction with the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

During the Company’s two most recent fiscal years ended December 31, 2001, and the subsequent interim period through April 4, 2002, there were no disagreements between the Company and BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to BDO Seidman’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s two most recent fiscal years and the subsequent interim period through April 4, 2002.

The audit reports of BDO Seidman on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2001, and the subsequent interim period through April 4, 2002, the Company did not consult with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

In 2002, the Audit Committee of the Company’s Board of Directors consisted of three members, Messrs. Welsh, Shutzer and Jellison until September, at which time Mr. Presby joined the Board and the Audit Committee. The members of the Audit Committee each are independent, as defined by the listing standards rules of the National Association of Securities Dealers. In October 2001, the Board of Directors adopted the written charter for the Audit Committee.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2002 and discussed these financial statements with the Company’s management and independent auditors. As appropriate, the Audit Committee reviewed and evaluated, and discussed with the Company’s management, internal accounting and financial personnel and the independent auditors, the following:

•	the plan for, and the independent auditors’ report on, the audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to the Company’s stockholders;

•	management’s selection, application and disclosure of critical accounting policies;

•	changes in the Company’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting and financial personnel.

The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with Ernst & Young LLP, the Company’s independent auditors. SAS 61 requires the Company’s independent auditors to discuss with the Company’s Audit Committee, among other things, the following, if applicable:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Company’s independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee discussed with the independent auditors the matters disclosed in this letter and their independence from the Company. The Audit Committee also considered whether the independent auditors’ provision of the other, non-audit related services to the Company which are described in “Independent Accountant Fees and Other Matters” below is compatible with maintaining such auditors’ independence.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

By the Audit Committee:

J. Thomas Presby

Raymond H. Welsh

William A. Shutzer

William R. Jellison

INDEPENDENT  ACCOUNTANT  FEES

Audit Fees and All Other Fees

Audit Fees

Fees for audit services totaled approximately $487,000 in 2002 and approximately $261,000 in 2001, including fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K, and statutory audits required internationally.

Audit Related Fees

Fees for audit related services totaled approximately $77,000 in 2002 and approximately $122,000 in 2001. Audit related services principally include due diligence and audits in connection with acquisitions, assistance with the Company’s common stock offering and accounting consultations.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $153,000 in 2002 and approximately $41,000 in 2001. In 2002, the Company began outsourcing its sales and use tax compliance to Ernst & Young LLP. In 2001, all tax compliance was handled internally.

All Other Fees

All other fees, including fees primarily related to compliance with the requirements of the federal HIPAA legislation, totaled approximately $53,000 in 2002. No such fees were incurred in 2001.

We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters which are to be brought before the meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

PROXIES

Proxies are solicited on behalf of the Company, and the cost of this solicitation will be borne by the Company. Directors, officers and other employees of the Company may, without compensation other than reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company may reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in assisting in the distribution of the Company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

Once given, you may later revoke your proxy prior to the vote at the meeting by (1) delivering a written instrument revoking the proxy to our Secretary, (2) delivering another proxy with a later date to our Secretary, or (3) voting in person. Attendance at the annual meeting will not constitute a revocation of a proxy absence compliance with one of the foregoing three methods of revocation.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

For a stockholder’s proposal to be included in our Proxy Statement and form of proxy for the 2004 annual meeting of stockholders, the proposal must be submitted in writing to Sue Griffin, Vice President of Corporate Communications, PracticeWorks, Inc., 1765 The Exchange, Suite 200, Atlanta, Georgia 30339, by no later than January 7, 2004.

In accordance with PracticeWorks’ By-Laws, stockholders who do not submit a proposal for inclusion in the Proxy Statement, as described in the previous paragraph, but who intend to present a proposal, nomination for director or other business for consideration at the 2004 annual meeting, are required to notify the Company of their proposal, nomination or other business no earlier than February 18, 2004, and no later than March 19, 2004, or it will not be eligible for consideration. PracticeWorks’ By-Laws contain detailed requirements that the stockholder’s notice must satisfy. The persons named as proxies in the form of proxy for the 2004 annual meeting will use their discretion in voting the proxies on any such matters which are in any event permitted to be raised at the 2004 annual meeting for which the proposing stockholder has not given the notice required above. Any stockholder notice and any request for a copy of PracticeWorks’ By-Laws should be in writing and addressed to Secretary, in care of Sue Griffin, Vice President of Corporate Communications, 1765 The Exchange, Atlanta, Georgia 30339.

PRACTICEWORKS, INC.

ATLANTA, GEORGIA

PROXY FOR 2003 ANNUAL MEETING OF STOCKHOLDERS, JUNE 17, 2003

Solicited On Behalf of the Board of Directors

The undersigned hereby constitutes and appoints James K. Price and James C. Davis, D.M.D., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the annual meeting of stockholders of PracticeWorks, Inc. to be held on the 17th day of June 2003 and at any postponements or adjournments thereof, and to vote all of the shares of PracticeWorks, Inc. which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as marked on the reverse side hereof.

This Proxy will, when properly executed, be voted as directed. If no directions to the contrary are indicated in the boxes provided, the persons named herein intend to vote FOR each proposal listed on the reverse side hereof.

A majority of said attorneys and proxies present and acting at the meeting in person or by their substitutes (or if only one is present and acting, then that one) may exercise all the powers conferred hereby. Discretionary authority is conferred hereby as to certain matters as may properly come before the meeting.

(Continued and to be marked, signed and dated on the reverse side)

The Board of Directors recommends a vote FOR proposals 1 and 2.

(1)   ELECTION OF DIRECTORS: Class III Directors: Richard E. Perlman, William A. Shutzer and J. Thomas Presby

☐ FOR all nominees listed above (except as marked to the contrary at right.)	☐ WITHHOLD AUTHORITY to vote for the nominees listed above.	(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

(2)  Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2003.

☐  FOR              ☐  AGAINST        ☐  ABSTAIN

(3)  In their discretion, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 9, 2003 is hereby acknowledged.

Signature

Signature

Dated:

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Please sign exactly as your name or names appear hereon, including any official position or representative capacity.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.